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                                                                  EXHIBIT 10.18




                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into this 2nd day of June, 1997 by and between APACHE Medical Systems, Inc., a Delaware corporation ("APACHE"), and Scott A. Mason (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive is a primary shareholder in and is employed as President and Managing Partner of National Health Advisors, Ltd., a Virginia Corporation ("NHA"); and

         WHEREAS, NHA is being merged into and with APACHE pursuant to an Agreement and Plan of Merger dated on date even herewith (the "Merger Agreement"), pursuant to which Executive will realize a significant and substantial personal gain; and

         WHEREAS, NHA will become a wholly owned subsidiary of APACHE pursuant to the Merger Agreement; and

         WHEREAS, APACHE desires to employ Executive in accordance with the terms of this Agreement, and Executive desires to be so employed.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, each party having had the opportunity to consult their own legal counsel, Executive and APACHE agree as follows:

         1. Employment. APACHE agrees to employ Executive and Executive agrees to accept employment pursuant to the terms and conditions of this Agreement conditional and effective upon the closing of the transactions described in the Merger Agreement.

         2. Duties. APACHE agrees to employ Executive and Executive accepts employment as the Executive Vice President of APACHE and President of NHA, upon the terms and subject to the conditions set forth herein. Management of APACHE, provided Executive continues to perform his duties hereunder, will use its best efforts to recommend Executive's election to APACHE's Board of Directors (the "Board") at an appropriate time within 12 months of the execution of this Agreement. Executive agrees to devote his full and exclusive professional time, skills and energies to his employment with APACHE and NHA; provided that Executive may serve as a board member of certain organizations so long as such service does not conflict or interfere with his performance under this Agreement. Executive shall perform such duties commensurate with his position as may be assigned from time to time during the Employment Term (as defined below) by the Chief Executive Officer of APACHE or his/her designee (the "CEO") or the Board. Executive shall abide and be bound by APACHE's and NHA's by-laws and shall perform his duties in compliance with all policies of APACHE and NHA as in effect from time to time.


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         3.      Compensation.

                 (a) Base Annual Salary. During the Employment Term, APACHE shall pay to Executive a salary of $175,000 per year, which shall be subject to review annually by the Compensation Committee of the Board (the "Compensation Committee") during its annual year-end compensation review (the "Base Annual Salary"). Executive's Base Annual Salary shall be paid in substantially equal semi-monthly installments on APACHE's regular pay dates, subject to customary withholding and other employment taxes as required by applicable law.

                 (b) Performance Bonus. Executive shall be eligible to receive during the Employment Term an annual performance bonus based on the attainment by NHA and APACHE of annual performance goals formulated and proposed jointly by Executive and the CEO, such performance goals to be approved or modified in the sole discretion of the Compensation Committee and, for 1997, shall be formulated and approved within 30-day period following the date this Agreement is executed. The amount of actual payment, if any, shall be based on the level of achievement of the performance goals as determined by the Compensation Committee (e.g., if 90% of the goal is attained, Executive would receive 90% of the performance bonus). The actual bonus will be below, at or above the target bonus upon actual performance as measured against target performance. For 1997, the target bonus shall be a pro rata share of $125,000 based on the number of months Executive is employed by APACHE during 1997.

                 (c) Stock Options. Executive shall be eligible to receive stock options for 180,000 shares of common stock under APACHE's Employee Stock Option Plan (the "Option Plan") or any amendment or successor to the Option Plan. Such options shall be granted concurrently with the commencement of Executive's employment hereunder and shall vest on a pro rata basis during the five-year period following the commencement of such employment. If Executive's employment terminates pursuant to Paragraph 6(c) or 6(d) within one of the periods following employment commencement identified in the table below, any and all stock options granted to Executive pursuant to this Agreement or otherwise shall be exercisable to the extent vested as of his termination date for the corresponding period indicated below, but no longer than the termination date of the option as stated in the option agreement.

      PERIOD OF EMPLOYMENT                        OPTION EXERCISE PERIOD
                                                  FOLLOWING TERMINATION DATE

      More than 1 yr. but less than 2 yrs.        6 months
      More than 2 yrs. but less than 3 yrs.       12 months
      More than 3 yrs. but less than 4 yrs.       18 months
      More than 4 yrs. but less than 5 yrs.       24 months
      More than 5 yrs.                            30 months

In the event Executive is terminated under Paragraph 6(a), his options shall be fully vested and exercisable for one year or such longer period pursuant to the above table, but in no event longer than the termination date of the option as stated in the option agreement. In the event Executive is terminated under Paragraph 6(b), his options shall be forfeited as provided in the Option Plan.



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With respect to all options granted under this Paragraph 3(c) and Paragraph 4,
APACHE shall provide Executive with written stock option agreements stating the requirements of such Paragraphs and the applicable Option Plan terms. By approval of this Agreement, the Board has approved the modification to the Option Plan only to the extent required to provide the foregoing special option terms to Executive, and only with respect to Executive and not APACHE's and/or NHA's employees generally.

                 (d) Signing Bonus. APACHE shall pay the Executive a one-time signing bonus in the amount of $35,000. Such signing bonus shall be payable as soon as practicable following execution of this Agreement.

         4. Expense Reimbursement. Executive will receive reimbursement for, or APACHE or NHA will pay directly, all reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive provides appropriate documentation of such expenses and seeks prior approval for any extraordinary individual expenditures over $500.

         5. Vacation. Subject to Executive's performance of his duties hereunder, Executive shall earn 4 weeks of paid vacation during each year of the Employment Term. Executive's entitlement to vacation will otherwise be subject to APACHE's vacation policy as in effect from time to time.

         6. Long Term Incentive Plan. Executive shall be eligible to receive additional stock options at the end of each calendar/fiscal year pursuant to APACHE's Long Term Incentive Plan as in effect from time to time during the Employment Term. The number of options to be granted to Executive annually during his Employment Term shall be equal to (i) a percentage of his Base Annual Salary as determined annually by the Compensation Committee during its annual year-end compensation review, divided by (ii) the market price of APACHE common stock as of December 21st of the applicable year. For 1997, the percentage shall be 25%. The exercise price for each option share shall be equal to the market price of APACHE common stock utilized pursuant to the preceding sentences in determining the number of option shares. Vesting of each option grant shall be pursuant to one of the following as determined under the terms of the Long Term Incentive Plan:

                 NO VESTING PRIOR TO:                 100% VESTING UPON:

                 3rd Anniversary of Grant             3rd Anniversary of Grant
                 4th Anniversary of Grant             4th Anniversary of Grant
                 5th Anniversary of Grant             5th Anniversary of Grant
                 6th Anniversary of Grant             6th Anniversary of Grant
                 7th Anniversary of Grant             7th Anniversary of Grant


         7.       Other Benefits.





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                 (a)      Except as specifically provided herein, Executive
shall be entitled during the Employment Term to participate on the same basis as all other employees of APACHE in all employee benefit programs (e.g., disability benefits, life insurance or medical insurance) maintained by APACHE from time to time, subject to the eligibility and participation rules in effect from time to time for such programs, provided that APACHE will not materially reduce the value in the aggregate of such benefits to Executive.

                 (b) In addition, Executive shall be entitled during the Employment Term to participate in a program of elective nonqualified deferred compensation for senior executives at APACHE that is established and maintained by APACHE, which program shall allow such executives to elect, in a tax-advantaged manner, to defer a portion of the salary that they would otherwise currently receive, and APACHE shall undertake to adopt this program no later than December 31, 1997.

                 (c) Executive agrees and acknowledges that APACHE and NHA shall have no obligation to maintain or continue any of the employee benefit programs (the "Prior Programs") that were maintained at NHA prior to the effective date of the Merger Agreement, including any qualified or nonqualified retirement programs, and that any changes to or terminations of the Prior Programs shall be made in the sole discretion of APACHE.

         8. Employment Term. APACHE will employ Executive for a term commencing as of the date first written above and ending on the 12- month anniversary of such date (the "Employment Term"). The Employment Term shall be automatically extended for additional 12-month terms; provided that Executive's employment and this Agreement shall be subject to termination at any time after his employment commences as set forth below.

                 (a) Death or Disability. This Agreement and Executive's employment shall be terminated immediately by reason of his death or Permanent Disability. For purposes of this Agreement, the term "Permanent Disability" shall mean the inability of Executive to perform his essential job duties for a period in excess of 6 months during any 12-month period.

                 (b) Termination for Cause. APACHE may terminate Executive's employment and this Agreement at any time for "Cause," which for purposes of this Agreement shall be determined by the Board and shall include but not be limited to: (i) a material breach of Executive's duties hereunder;
(ii) intentional or grossly negligent misconduct by Executive in connection with a failure by Executive in the performance of his duties hereunder; (iii) conviction of Executive of a felony or violation of any law involving moral turpitude, dishonesty, disloyalty or fraud; or (iv) willful disregard by Executive of instructions of the CEO or the Board. In the event of such termination for Cause, APACHE shall have no further obligations to Executive other than the payment of Executive's earned and accrued Base Annual Salary through the date of termination.

                 (c) Termination Without Cause. APACHE may terminate this Agreement and Executive's employment at any time, for any reason or no reason, upon 90 days' advance written notice to Executive; provided that in the event of his termination pursuant to this Section 8(c), Executive shall be entitled to continuation of his Base Annual Salary and company-provided





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health benefits, life insurance and other welfare benefits (the "Severance
Benefits") for a period of 12 months (including the 90-day notice period), and to a pro rata payment of the performance bonus award (as determined pursuant to Paragraph 3(b)) that he would have been entitled to receive had he been employed for the entire year in which termination occurs, with pro-ration based on the number of days employed during such year. Such bonus award, if any, shall be paid to Executive following the calendar year in which termination occurs. Notwithstanding the above, in the event Executive's employment is terminated pursuant to this Paragraph 8(c) prior to December 31, 1997, Executive shall be entitled to Severance Benefits through December 31, 1997 and for a period of 12 months thereafter, and to a pro rata payment of the performance bonus award (as determined pursuant to Paragraph 3(b)) that he would have been entitled to receive had he been employed through December 31, 1997, with proration based on the number of days employed during 1997. Payment of Executive's Base Annual Salary shall be made in equal installments on dates corresponding with APACHE's regular pay dates during the months it is payable pursuant to this Paragraph 8(c).

                 (d) Termination By Executive. Executive may terminate his employment and this Agreement at any time prior to the expiration of the Employment Term for any reason upon 90-days' advance written notice to APACHE. In such event, Executive shall continue to receive regular payments of the Base Annual Salary through the effective date of Executive's termination. APACHE reserves the right to substitute pay in lieu of any part or all of such 90-day notice period.

         9. Incorporation By Reference. Executive agrees and acknowledges that he is bound by the terms of the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement signed by Executive simultaneous with his execution of this Agreement and the Merger Agreement, and attached and incorporated by reference in the Merger Agreement as Attachment __ ("the Proprietary Information Agreement").

         10.     Notices.

                 (a) Any notice pursuant to this Agreement shall be in writing and shall be delivered personally or by first class mail, either registered or certified, with return receipt requested, postage prepaid, and addressed as follows:

                          (i)     If to APACHE:

                          APACHE Medical Systems, Inc.
                          1650 Tysons Boulevard
                          Suite 300
                          McLean, Virginia 22102-3915
                          Attention:  Gerald E. Bisbee, Jr., Ph.D.





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                          (ii)    If to Executive:

                          At such address as Executive may designate by notice given in accordance with this Paragraph.

or such other address of which either party may from time to time notify the other party as provided herein.

         11. Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of APACHE. The rights and obligations of Executive under this Agreement are expressly agreed to be personal, nonassignable and nontransferable.

         12. Entire Agreement; Amendment and Modification. This Agreement, the Merger Agreement and the Proprietary Information Agreement constitute the entire understanding of the parties with respect to the subject matter hereof, and there are no representations, written or oral, warranties, agreements or commitments between the parties hereto with respect to the employment and compensation of Executive or any other matter described herein. Except as set forth herein, no amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Executive and a duly appointed officer of APACHE.

         13. Governing Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Virginia and where appropriate, the United States. Any action regarding this Agreement or Executive's employment with APACHE shall be brought exclusively in state and federal courts serving Fairfax County, Virginia, and APACHE and Executive hereby submit to personal jurisdiction in such courts.

         14. Unenforceability/Severability. If any paragraph, term or provision of this Agreement shall be held to be illegal, unenforceable or in conflict with any law, such illegality, unenforceability or conflict shall not invalidate the whole Agreement; instead, such paragraph, term or provision shall be deemed to be modified or restricted to the maximum extent and in a manner necessary to render the same valid and enforceable, and this Agreement shall be construed, interpreted and enforced to the maximum extent permitted by law. If such paragraph, term or provision cannot be so modified or restricted, it shall not affect the validity of any other provision herein, and this Agreement shall be interpreted and enforced as if such paragraph, term or provision had not been included herein.

         IN WITNESS WHEREOF, APACHE and Executive have executed this Agreement on the day and year first written above.


SCOTT A. MASON                         APACHE MEDICAL SYSTEMS, INC.

/s/  Scott A. Mason                        /s/  Gerald E. Bisbee, Jr.
-------------------                        --------------------------

                                       Its  Chairman and Chief Executive Officer





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